Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report to Shareholders (Form 10-K) of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 4, 2005, with respect to the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries, Summit Financial Group, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Summit Financial Group, Inc. and subsidiaries, included in the 2004 Annual Report to Shareholders for the year ended December 31, 2004.

We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-99291) pertaining to the 1998 Officer Stock Option Plan of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 4, 2005, with respect to the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries, Summit Financial Group, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Summit Financial Group Inc. and subsidiaries, included in this 2004 Annual Report to Shareholders for the year ended December 31, 2004.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
March 14, 2005